Exhibit 10.2

FIRST AMENDMENT TO

LICENSE AGREEMENT

This First Amendment (the “Amendment”) to the License Agreement dated November 26, 2017 (the “License Agreement”), is made and entered into effective as of May 20, 2018 (the “Effective Date”), by and between Immudyne PR, a Puerto Rico domiciled limited liability company (“Immudyne PR or the “Licensee”), One Down, a limited liability company with a place of business at 550 Military Trail, Jupiter, FL 33458 (“One Down” or the “Licensor”) and Immudyne, a Delaware domiciled corporation with a place of business at 1460 Broadway, New York NY 10036 (“Immudyne”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Services Agreement attached as Appendix A to this First Amendment.

WHEREAS, the Company and Consultant wish to modify the License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and in the License Agreement, the parties hereby agree as follows:

1. Termination. The License Agreement may be terminated by Licensee at any time by providing 30 days notice in writing to Licensor.

2. License Fee. Licensee shall pay to Licensor a license fee of $50,000. $8,333 shall be paid on the first day of each of the next consecutive 6 months following the execution date of this First Amendment. In addition, if Licensor does not terminate the Amended License Agreement prior to November 26, 2018, an additional License Fee of $50,000 shall be due on or before December 1, 2018.

3. Performance Warrant. If annual Gross Revenue (as defined in the License Agreement) of $10,000,000 is generated directly from the licensed Products to the Company’s subsidiary Immudyne PR, then ImmuDyne, Inc. agrees to grant One Down the right, for 1 year, to exchange ¼ (25%) of One Down’s Royalties (as defined in the License Agreement) into a 3 year Warrant to purchase 500,000 shares of Immudyne, Inc. common stock at an exercise price of $0.75. It is understood by One Down that Immudyne, Inc. will not grant this option if annual Gross Revenue of $10,000,000 is not generated directly from the licensed Products. Moreover, One Down fully understands that the above is a one-time only option grant (capped at 500,000 shares for the life of this Agreement). Separately, and additionally, if annual Gross Revenue (as defined in the License Agreement) of $20,000,000 is generated directly from the licensed Products to the Company’s subsidiary Immudyne PR, then ImmuDyne, Inc. agrees to grant Licensor the further right, for 1 year, to exchange another ¼ (25%) of One Down’s Royalties (as defined in the License Agreement) into a 3 year Warrant to purchase 500,000 shares of Immudyne, Inc. common stock at an exercise price of $1.50. It is understood by Licensor that Immudyne, Inc. will not grant this option if annual Gross Revenue of $20,000,000 is not generated directly from the licensed Products. Moreover, Licensor fully understands that this also is a one-time only option grant (capped at 500,000 shares for the life of this Agreement). To avoid ambiguity, the Parties agree and hereby confirm that if 2 (a) and (b) become effective and One Down exercises both the options described above, then the One Down Royalty (as defined in the License Agreement) would be 5% (the Royalty is currently 10%, as per the License Agreement). The Warrant issued to One Down shall be the same or substantially the same as the Warrant found in Appendix A of this Amendment.

(signature page to follow)

EXECUTED as of the day and year first above set forth.

Immudyne PR, LLC

Name:

Date Signed:

Immudyne, Inc.

Name:

Date Signed:

One Down, LLC

Name:

Date Signed: